UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 1, 2013

Cedar Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-31817	42-1241468
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

44 South Bayles Avenue Port Washington, NY		11050-3765
(Address of principal executive offices)		(Zip Code)

(516) 767-6492

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 1, 2013, the Company amended and extended, on an unsecured basis, its credit facility, amending and restating in its entirety the prior secured credit facility. The new facility, an aggregate of $310 million, is comprised of a three-year $260 million revolving credit facility, expiring on August 1, 2016, and a five-year $50 million term loan, expiring on August 1, 2018. Subject to customary conditions, the revolving credit facility may be extended, at the Company’s option, for two additional one-year periods. Under an accordion feature, the new facility can be increased to $500 million, subject to customary conditions and lending commitments from participating banks.

Borrowings under the new facility are initially priced at LIBOR plus 195 bps, and can range from LIBOR plus 165 bps to 225 bps based on the Company’s leverage ratio. The new facility contains financial covenants including, but not limited to, maximum debt leverage, maximum secured debt, minimum interest coverage, minimum fixed charge coverage, and minimum net worth. In addition, the new facility contains restrictions including, but not limited to, limits on indebtedness, certain investments and distributions. Although the new facility is unsecured, borrowing availability is based on unencumbered property adjusted net operating income, as defined in the agreement. The Company’s failure to comply with the covenants or the occurrence of an event of default could result in the acceleration of the related debt.

Certain of the banks and financial institutions that are parties to the credit facility and their respective affiliates have in the past provided, are currently providing and in the future may continue to provide, investment banking, commercial banking and other financial services to the Company in the ordinary course of business for which they have received and may in the future receive customary compensation.

The foregoing summary is qualified in its entirety by reference to the amended and restated credit facility.

Item 1.02. Termination of a Material Definitive Agreement

The disclosure required by Item 1.02 is included in Item 1.01 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by Item 2.03 is included in Item 1.01 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR REALTY TRUST, INC.

/s/ PHILIP R. MAYS
Philip R. Mays
Chief Financial Officer
(Principal financial officer)

Dated: August 1, 2013